SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                                 (AMENDMENT 4)*


                       NATIONAL AUTO FINANCE COMPANY, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   632528-10-5
                                 (CUSIP Number)

     RICHARD GOREVITZ            JOSEPH P. DONLAN          R. STEVEN KESTNER
 THE PRUDENTIAL INSURANCE   BROWN BROTHERS HARRIMAN &       THE PROGRESSIVE
    COMPANY OF AMERICA                 CO.                    CORPORATION
    ONE GATEWAY CENTER            59 WALL STREET        6300 WILSON MILLS ROAD
        11TH FLOOR              NEW YORK, NY 10005       MAYFIELD VILLAGE, OH
   NEWARK, NJ 07102-5311          (212) 493-7882                 44143
      (973) 802-7003                                        (216) 461-5000

                                with a copy to:

                               DAVID C.L. FRAUMAN
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6652
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                JANUARY 1, 2000
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 2 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Progressive Corporation, 34-0963169

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|    (b) |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)         |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,720,212
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,720,212

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,720,212

--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)    |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.5%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       HC, CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 3 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Progressive Casualty Insurance Company, 34-6513736

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|     (b) |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)      |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,720,212
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,720,212

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,720,212

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.5%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IC, CO, Subsidiary of The Progressive Corporation

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 4 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     PC Investment Company, 34-1576555

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|     (b) |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,720,212
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,720,212

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,720,212

--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)   |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.5%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO, Subsidiary of Progressive Casualty Insurance Company

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 5 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Progressive Investment Company, Inc., 34-1378861

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|    (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)    |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,720,212
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,720,212

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,720,212

--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)   |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.5%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO, Subsidiary of The Progressive Corporation

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 6 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The 1818 Mezzanine Fund, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|      (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)    |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,490,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,490,714

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,490,714

--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)     |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       24.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 7 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Brown Brothers Harriman & Co.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|    (b) |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)   |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,490,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,490,714

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,490,714

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       24.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP NO.   632528-10-5                                       PAGE 8 OF 20 PAGES
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Joseph P. Donlan

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)(a) |x|    (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO

--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)   |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,500,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,500,714

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,500,714

--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)   |x|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       24.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 9 of 20 Pages
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert R. Gould
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|x| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
        OO

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,490,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,490,714

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,490,714

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|x|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          24.1%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 10 of 20 Pages
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        T. Michael Long
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|x| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
        OO

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,490,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,490,714

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,490,714

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|x|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          24.1%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 11 of 20 Pages
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lawrence C. Tucker
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|x| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
        OO

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,490,714
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,490,714

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,490,714

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|x|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          24.1%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 12 of 20 Pages
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Structured Finance High Yield Fund, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|x| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
        OO

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,145,941
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,145,941

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,145,941

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|x|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          21.7%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          00

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 13 of 20 Pages
----------------------------------                      ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Prudential Insurance Company of America, 22-121160
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|x| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
        OO

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        New Jersey

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 4,145,941
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                4,145,941

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,145,941

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|x|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          21.7%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IC, IA

--------------------------------------------------------------------------------

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 14 of 20 Pages
----------------------------------                      ------------------------


ITEM 1.   SECURITY AND ISSUER.

          This Amendment No. 4 to the Schedule 13D filed on behalf of the Progressive Entities (as defined below) on December 31, 1997, the Schedule 13D filed on behalf of the BBH Entities (as defined below) on December 30, 1997, and the Schedule 13G filed on behalf of the Prudential Entities (as defined below and, together with the Progressive Entities and the BBH Entities, the "Reporting Persons") on April 26, 1999, as amended by Amendment No. 1 to the Schedule 13D filed on May 6, 1999, Amendment No. 2 to the Schedule 13D filed on July 12, 1999 ("Amendment No. 2"), and Amendment No. 3 to the Schedule 13D filed on October 18, 1999 ("Amendment No. 3"), is being filed in connection with changes in the Reporting Persons' beneficial ownership of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of National Auto Finance Company, Inc., a Delaware corporation (the "Issuer").

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) On January 1, 2000, the Issuer issued to the Reporting Persons, as the holders of the Issuer's Convertible Senior Subordinated Promissory Notes due December 22, 2004 (the "Convertible Notes"), a copy of a form of which was previously filed as Exhibit 7.8 to Amendment No. 2 and is incorporated herein by reference, additional Convertible Notes in the total aggregate principal amount of $785,399.00 in lieu of the interest accrued on the Convertible Notes. The Convertible Notes are convertible, at the option of the holder thereof, at a price of $0.75 per share, into shares of Common Stock. Additional Convertible Notes shall be identical in form and substance, and shall entitle the holder thereof, to the benefits of such Convertible Notes.

          In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $219,912.00, PC Investment Company, a Delaware corporation ("PCI"), shall be deemed to have acquired beneficial ownership of an additional 293,215 shares of Common Stock. Accordingly, each of The Progressive Corporation, an Ohio corporation ("Progressive"), Progressive Casualty Insurance Company, an Ohio corporation ("Progressive Casualty"), PCI and Progressive Investment Company, Inc., a Delaware corporation ("Progressive Investment" and, together with Progressive, Progressive Casualty and PCI, the "Progressive Entities"), may be deemed to beneficially own 4,720,212 shares of Common Stock (the "Progressive Shares"), or 25.5% of the Issuer's Common Stock, which percentage is calculated based upon
(i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on September 30, 1999, plus (ii) 363,623 shares of Common Stock issuable upon exercise of the Warrants held by Progressive Investment, and (iii) 836,589 shares of Common Stock issuable upon conversion of the Convertible Notes held by PCI, for a total of 18,480,974 outstanding shares, accounting for securities deemed to be outstanding under Rule 13d-3(d)(1)(i)(D) of the Securities Exchange Act of 1934 (the "Exchange Act"). There is shared voting power with respect to 4,230,000 shares of Common Stock owned by National Auto Finance Company, L.P., a Delaware limited partnership, with respect to which the Progressive Entities, the BBH Entities and the Prudential Entities have an irrevocable proxy

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 15 of 20 Pages
----------------------------------                      ------------------------


to vote (the "Partnership Shares"). The Progressive Entities disclaim beneficial ownership of the Partnership Shares, the BBH Shares (as defined below) and the Prudential Shares (as defined below).

          In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $251,327.00, The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "Fund"), shall be deemed to have acquired beneficial ownership of an additional 335,102 shares of Common Stock. Accordingly, each of the Fund, Brown Brothers Harriman & Co., a New York limited partnership ("BBH&Co."), Robert R. Gould, a United States citizen ("Gould"), T. Michael Long, a United States citizen ("Long"), and Lawrence C. Tucker, a United States citizen ("Tucker"), may be deemed to beneficially own 4,490,714 shares of Common Stock (the "BBH Shares"), or 24.1% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on September 30, 1999, plus (ii) 415,570 shares of Common Stock issuable upon exercise of the Warrants held by the Fund, and (iii) 956,097 shares of Common Stock issuable upon conversion of the Convertible Notes held by the Fund, for a total of 18,652,429 outstanding shares, accounting for securities deemed to be outstanding under Rule 13d-3(d)(1)(i)(D) of the Exchange Act. There is shared voting power with respect to the Partnership Shares. In addition, Joseph P. Donlan, a United States citizen ("Donlan" and, together with the Fund, BBH&Co., Gould, Long and Tucker, the "BBH Entities"), may be deemed to beneficially own 4,500,714 shares of Common Stock, or 24.1% of Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on September 30, 1999, plus (ii) 415,570 shares of Common Stock issuable upon exercise of the Warrants held by the Fund, (iii) 956,097 shares of Common Stock issuable upon conversion of the Convertible Notes held by the Fund, and (iv) 10,000 shares of Common Stock that Donlan may purchase pursuant to stock options granted to him under the 1996 Share Incentive Plan of the Issuer, for a total of 18,662,429 outstanding shares, accounting for securities deemed to be outstanding under Rule 13d-3(d)(1)(i)(D) of the Exchange Act. There is shared voting power with respect to the Partnership Shares. The BBH Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the Prudential Shares (as defined below). Donlan, Gould, Long and Tucker disclaim beneficial ownership of the BBH Shares.

          In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $314,160.00, The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY"), shall be deemed to have acquired beneficial ownership of an additional 418,880 shares of Common Stock. Accordingly, each of SFHY and The Prudential Insurance Company of America, a mutual insurance company organized under the laws of New Jersey ("Prudential" and, together with SFHY, the "Prudential Entities"), may be deemed to beneficially own 4,145,941 shares of Common Stock (the "Prudential Shares"), or 21.7% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on September 30, 1999, plus (ii) 593,671 shares of Common Stock issuable upon exercise of the Warrants held by SFHY, and (iii) 1,195,127 shares of Common Stock issuable upon conversion of the Convertible Notes held by SFHY, for a total of 19,069,560 outstanding

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 16 of 20 Pages
----------------------------------                      ------------------------


shares, accounting for securities deemed to be outstanding under Rule 13d-3(d)(1)(i)(D) of the Exchange Act. There is shared voting power with respect to the Partnership Shares. The Prudential Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the BBH Shares.

          (b) Number of Shares as to which each of the Progressive Entities has:

                    (i)   Sole power to vote or direct the vote:
                          0 shares for each Progressive Entity;

                    (ii)  Shared power to vote or direct the vote:
                          4,720,212 shares for each Progressive Entity;

                    (iii) Sole power to dispose or to direct the disposition:
                          0 shares for each Progressive Entity;

                    (iv)  Shared power to dispose or to direct the disposition:
                          4,720,212 shares for each Progressive Entity.

               Number of Shares as to which each of the of the BBH Entities, except for Donlan who has an additional 10,000 shares, has:

                    (i)   Sole power to vote or direct the vote:
                          0 shares for each BBH Entity;

                    (ii)  Shared power to vote or direct the vote:
                          4,490,714 shares for each BBH Entity;

                    (iii) Sole power to dispose or to direct the disposition:
                          0 shares for each BBH Entity;

                    (iv)  Shared power to dispose or to direct the disposition:
                          4,490,714 shares for each BBH Entity.

               Number of Shares as to which each of the Prudential Entities has:

                    (i)   Sole power to vote or direct the vote:
                          0 shares for each Prudential Entity;

                    (ii)  Shared power to vote or direct the vote:
                          4,145,941 shares for each Prudential Entity;

                    (iii) Sole power to dispose or to direct the disposition:
                          0 shares for each Prudential Entity;

                    (iv)  Shared power to dispose or to direct the disposition:

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 17 of 20 Pages
----------------------------------                      ------------------------


                          4,145,941 shares for each Prudential Entity.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          Exhibit 7.8. Form of the Convertible Note contemplated by the Restructuring Agreement, dated as of April 12, 1999, by and among National Auto Finance Company, Inc., National Auto Finance Company, L.P., National Auto Finance Corporation, Gary L. Shapiro, Edgar A. Otto, Stephen L. Gurba, The 1818 Mezzanine Fund, L.P., PC Investment Company, Progressive Investment Company, Inc., Manufacturers Life Insurance Company (U.S.A.) (previously filed as Exhibit 7.8 to Amendment No. 2 filed on July 12, 1999).

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 18 of 20 Pages
----------------------------------                      ------------------------


          SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       THE PROGRESSIVE CORPORATION


                                       By:  /s/ R. Steven Kestner
                                            ------------------------------------
                                            Name:   R. Steven Kestner
                                            Title:  Secretary



                                        PROGRESSIVE CASUALTY INSURANCE COMPANY
                                        PROGRESSIVE INVESTMENT COMPANY, INC.
                                        PC INVESTMENT COMPANY


                                        By:  /s/ Dane A. Shrallow
                                             -----------------------------------
                                             Name:   Dane A. Shrallow
                                             Title:  Secretary



Date: January 26, 2000

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 19 of 20 Pages
----------------------------------                      ------------------------


          SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        BROWN BROTHERS HARRIMAN & CO.


                                        By:  /s/ Robert R. Gould
                                             -----------------------------------
                                             Name:   Robert R. Gould
                                             Title:  Partner



                                        THE 1818 MEZZANINE FUND, L.P.

                                             Brown Brothers Harriman & Co.,
                                             General Partner


                                        By:  /s/ Robert R. Gould
                                             -----------------------------------
                                             Name:   Robert R. Gould
                                             Title:  Partner



                                             /s/ Joseph P. Donlan
                                             -----------------------------------
                                             Joseph P. Donlan



                                             /s/ Robert R. Gould
                                             -----------------------------------
                                             Robert R. Gould



                                             /s/ T. Michael Long
                                             -----------------------------------
                                             T. Michael Long


                                             /s/ Lawrence C. Tucker
                                             -----------------------------------
                                             Lawrence C. Tucker



Date:  January 26, 2000

----------------------------------                      ------------------------
CUSIP No. 632528-10-5                                   Page 20 of 20 Pages
----------------------------------                      ------------------------


          SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        THE STRUCTURED FINANCE HIGH YIELD FUND,
                                           LLC
                                        THE PRUDENTIAL INSURANCE COMPANY OF
                                           AMERICA


                                        By:  /s/ Michael J. Bozzo
                                             -----------------------------------
                                             Name:   Michael J. Bozzo
                                             Title:  Vice President



Date: January 26, 2000